SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CONMED CORPORATION
 ................................................................................
                (Name of Registrant as Specified in Its Charter)

                                       N/A

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

               .................................................................

          2)   Aggregate number of securities to which transaction applies:

               .................................................................

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               .................................................................
          4)   Proposed maximum aggregate value of transaction:

               .................................................................
          5)   Total fee paid:

               .................................................................

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               .................................................................
          2)   Form, Schedule or Registration Statement No.:

               .................................................................
          3)   Filing Party:

               .................................................................
          4)   Date Filed:

               .................................................................

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York on Tuesday, May 18, 1999, at 3:30 P.M. (New York time), for the following purposes:

          (1) To elect six Directors to serve on the Company's Board of Directors;

          (2)  To appoint independent accountants for the Company for 1999;

          (3) To approve the adoption of the Company's 1999 Long-Term Incentive Stock Plan;

          (4) To approve an amendment to the Company's Restated Certificate of Incorporation to increase to 100,000,000 the number of authorized shares of Common Stock; and

          (5) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The shareholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                     By Order of the Board of Directors,



                                                      Thomas M. Acey
                                                           Secretary

April 16, 1999

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1999

         The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999, at 3:30 P.M. (New York time), at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's annual report to shareholders are being mailed on or about April 16, 1999 to all shareholders of record on March 31, 1999. Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The persons named as proxies are Eugene R. Corasanti and Robert E. Remmell, each of whom is presently a director and an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material. The total amount of such reimbursement of expenses is anticipated to be approximately $30,000.

         Votes at the 1999 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

         The holders of record of the 15,201,913 shares of Common Stock outstanding on March 31, 1999 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal 1, the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposals 2 and 3 require the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposal 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in order to be approved by the shareholders. When properly executed a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted "for" all portions of items (1), (2), (3) (except as stated in the next paragraph) and (4), and in the proxies' discretion on any other matters coming before the meeting.

         Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals 1, 2 and 4 are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes") and Proposal 3 is considered "non discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on this item. The broker non-votes will be treated in the same manner as votes present.

                                  ANNUAL REPORT

         The annual report for the fiscal year ended December 31, 1998, including financial statements, is being furnished herewith to shareholders of record on March 31, 1999. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1999, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL      PERCENT
NAME OF BENEFICIAL OWNER*                              OWNERSHIP        OF CLASS
-------------------------                          -----------------    --------
William W. Abraham(1)                                   170,152           1.07%
Eugene R. Corasanti(2)                                  586,402           3.70%
Joseph J. Corasanti(3)                                   49,225            (4)
Bruce F. Daniels(5)                                       7,875            (4)
Joseph B. Gross(6)                                       25,700            (4)
William D. Matthews(7)                                   11,500            (4)
Robert E. Remmell(8)                                      4,950            (4)
Stuart J. Schwartz(9)                                     2,350            (4)
Robert D. Shallish, Jr.(10)                              64,875            (4)
Directors and executive officers as a group
   (9 persons)(1)(2)(3)(5)(6)(7)(8)(9)(10)(11)          923,029           5.83%

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL      PERCENT
NAME OF BENEFICIAL OWNER*                              OWNERSHIP        OF CLASS
-------------------------                          -----------------    --------

Bristol-Myers Squibb Company(12)
  345 Park Avenue
  New York, NY 10154                                  1,000,000           6.17%

Fenimore Asset Management, Inc.(13)
Thomas O. Putnam
  118 North Grand Street
  P.O. Box 310
  Cobleskill, New York 12043                          1,281,584           8.43%

Neuberger Berman, LLC(14)
Neuberger Berman Management Inc.
  605 Third Avenue
  New York, New York 10158-3698                         795,200           5.23%

--------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.
(1)  Includes 152,052 shares subject to options, exercisable within 60 days.
(2) Includes 360,502 shares subject to options, exercisable within 60 days. Also includes 42,525 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.
(3) Includes 22,300 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.
(4)  Less than 1%.
(5) Includes 4,500 shares subject to options, exercisable within 60 days. Also includes 3,375 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.
(6)  Includes 25,700 shares subject to options,  exercisable within 60 days.
(7)  Includes 1,500 shares subject to options, exercisable within 60 days.
(8)  Includes 4,500 shares subject to options, exercisable within 60 days.
(9) Includes 850 shares owned beneficially by the wife of Stuart J. Schwartz. Mr. Schwartz disclaims beneficial ownership of these shares.
(10) Includes 61,500 shares subject to options, exercisable within 60 days.

(11) Includes 634,054 shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce
     F. Daniels, Joseph B. Gross, William D. Matthews, Robert E. Remmell, Stuart
     J. Schwartz and Robert D. Shallish, Jr., directors and executive officers of the Company. Such 634,054 shares are equal to approximately 4.17% of the Common Stock outstanding. As of March 31, 1999, the Company's directors and officers as a group (9 persons) are the record owners of 242,225 shares, which is approximately 1.59% of the Common Stock outstanding.
(12) A Schedule 13D filed with the SEC by Bristol-Myers Squibb Company ("BMS") on January 9, 1998, indicates that BMS beneficially owns 1,000,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares pursuant to a warrant to purchase Common Stock, dated as of December 31, 1997, issued by the Company to BMS in connection with the acquisition of Linvatec Corporation ("Linvatec") by the Company on December 31, 1997.
(13) An Amendment to a Schedule 13G, filed with the SEC by these entities on February 5, 1999, indicates that such entities beneficially own 1,281,584 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.
(14) A Schedule 13G filed by these entities on February 10, 1999, indicates that such entities beneficially own 795,200 shares of Common Stock by virtue of having sole and shared voting and shared dispositive power over such shares through discretionary accounts owned economically by clients.

         On March 31, 1999 there were 2,254 shareholders of record of the Company's Common Stock.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 1998, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         At the meeting, six directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

         The Board of Directors recommends a vote FOR this proposal.

         The Board of Directors consists of six directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

         The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

                               NOMINEES FOR ELECTION AT THE 1999 ANNUAL MEETING

                                                    SERVED AS
                                                    DIRECTOR                    PRINCIPAL OCCUPATION OR
NAME                                    AGE           SINCE                     POSITION WITH THE COMPANY
----                                    ---           -----                     -------------------------

Eugene R. Corasanti                      68           1970         Chairman of the Board of Directors, President and

                                                                   Chief Executive Officer of the Company

Robert E. Remmell                        68           1983         Member of Steates Remmell Steates & Dziekan
                                                                   (Attorneys) and Assistant Secretary of the Company

Bruce F. Daniels                         64           1992         Executive, retired

William D. Matthews                      64           1997         Chairman of the Board of Directors and retired
                                                                   Chief Executive Officer of Oneida Ltd. and director
                                                                   of Oneida Financial Corporation and Coyne Textile
                                                                   Services

Stuart J. Schwartz                       62           1998         Physician, retired

Joseph J. Corasanti                      35           1994         Executive Vice President/General Manager of the
                                                                   Company

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

         EUGENE R. CORASANTI (age 68) has served as President and Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is a Director and Executive Vice President/General Manager of the Company.

         ROBERT E. REMMELL (age 68) has served as a Director since June 1983 and as an Assistant Secretary since June 1983. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, the Company's corporate counsel. The Company paid approximately $7,400 to Steates Remmell Steates & Dziekan for services rendered during fiscal year 1998. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

         BRUCE F. DANIELS (age 64) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

         WILLIAM D. MATTHEWS (age 64) has served as a Director of the Company since August 1997. Since 1986 he has been the Chairman of the Board, and from 1986 to his retirement in January 1999 he was the Chief Executive Officer of, Oneida Ltd. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law.

         STUART J. SCHWARTZ (age 62) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and a M.D. degree from SUNY Upstate Medical College, Syracuse.

         JOSEPH J. CORASANTI (age 35) has served as a Director of the Company since May 1994. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 at which time he was named Executive Vice-President/General Manager of the Company. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman, President and Chief Executive Officer of the Company.

         WILLLAM W. ABRAHAM (age 67) joined the Company in May 1977 as General Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and on March 24, 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

         ROBERT D. SHALLISH, JR. (age 50) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

         THOMAS M. ACEY (age 52) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

         LUKE A. POMILIO (age 34) joined the Company as Controller in September 1995. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

         DANIEL S. JONAS (age 35) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. Prior to his employment with the Company he was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

         FRANK R. WILLIAMS (age 50) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989 he became Vice President-Business Development and became Vice President-Technology Assessment in November 1995. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

         JOSEPH B. GROSS (age 40) joined the Company as Manager of Manufacturing Engineering in April 1988 and became Vice President-Operations in May 1992. In addition, in April 1998 he became the President of Linvatec, a wholly owned subsidiary of the Company. Prior to his employment with the Company, Mr. Gross was employed at Oneida Ltd. Silversmiths. Mr. Gross holds a B.S. degree from the State University of New York-College of Technology and a Master's degree in Business Administration from Rensselaer Polytechnic Institute.

         JOHN J. STOTTS (age 43) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

         JOHN V. SCIBELLI (age 52) joined the Company as President of Aspen Laboratories, Inc., a wholly owned subsidiary of the Company, in August 1998. Prior to his employment with the Company, Mr. Scibelli was employed by Valleylab Inc. Division of Pfizer for twelve years where he served in a number of senior management capacities, most recently as President. Mr. Scibelli holds a B.S. degree from Long Island University and a Ph.D. degree in Chemistry from the University of Michigan.

         ALEXANDER R. JONES (age 42) joined the Company as a Sales Representative in October 1982 and become Vice President, Sales in November 1998. During his employment with the Company, Mr. Jones has also served as Canadian Sales Manager, Director-National Accounts, Regional Sales Manager and National Sales Manager. Mr. Jones holds a B.A. degree from Muhlenberg College.

         The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 2001. The Company's other officers are appointed by the Board of Directors and hold office at the will of the Board of Directors.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

         The Audit Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as the direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met two times during 1998.

         The Stock Option Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee acted by unanimous written consent on resolutions twelve times during 1998.

         The Compensation Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met two times during 1998.

         The full Board of Directors met eight times (seven times in person and once by telephone) and voted by unanimous consent on resolutions once during 1998. Each incumbent director attended or acted upon at least 75% of the total 1998 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

         Each Director was paid $1,000 for each of the seven meetings of the full Board of Directors personally attended and Messrs. Daniels, Matthews and Remmell, as non-employee directors, were paid $2,500 for each of the four fiscal quarters of service on the Board of Directors. Dr. Schwartz, as a non-employee director, received two $2,500 payments for two fiscal quarters of service on the Board of Directors and $2,000 for his attendance at two meetings of the full Board of Directors. Harry Cone received $7,000 for his services as a director until May 19, 1998 (consisting of two $2,500 payments for two fiscal quarters of service on the Board of Directors and $2,000 for his attendance at two meetings of the full Board of Directors) when his term in office terminated upon his decision not to stand for election at the 1998 annual meeting of shareholders. Mr. Cone did not decline to stand for re-election due to a disagreement with the Company on any matter. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Cone, Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and, if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1999) elected, reelected or continuing as a director, receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

         The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company (the "CEO") and (ii) William W. Abraham, Robert D. Shallish, Jr., Joseph B. Gross and Joseph J. Corasanti, the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 1998 (the CEO and such officers, the "Named Executive Officers").

         The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 1998, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 1999 will be reported in the proxy statement for the Company's 2000 Annual Meeting of Shareholders, unless such compensation has been previously reported.


SUMMARY COMPENSATION TABLE

         The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).

                                            SUMMARY COMPENSATION TABLE

                                                                                                       Long-Term
                                                                                                     Compensation
                                                            Annual Compensation                         Awards
                                           ---------------------------------------------------       ------------

             (a)                   (b)            (c)               (d)               (e)                 (f)
                                                                                  Other Annual
      Name and Principal         Fiscal         Salary             Bonus          Compensation          Options
           Position               Year            ($)              ($)(1)             ($)                 (#)
      ------------------         ------         ------             -----          ------------          -------

Eugene R. Corasanti,              1998          300,000           45,000           225,000(2)           55,000
 President, Chief                 1997          300,000                -           202,000(2)            1,500
 Executive Officer and            1996          250,523                -           165,000(2)           62,000
 Chairman of the Board


William W. Abraham,               1998          176,557           25,350                 -               5,000
 Senior Vice President            1997          161,007           10,000                 -              20,000
                                  1996          152,107                -                 -               7,000

Joseph B. Gross,                  1998          164,990           24,180                 -              35,000
 Vice President-                  1997          144,957           25,000                 -              31,000
 Operations and                   1996          134,307                -                 -               7,000
 President of Linvatec

Robert D. Shallish, Jr.,          1998          158,662           22,893                 -               5,000
 Chief Financial Officer          1997          144,957           25,000                 -              20,000
 and Vice President-              1996          134,307                -                 -               7,000
 Finance

Joseph J. Corasanti               1998          133,195           21,843                 -              30,000
Executive Vice-President/         1997          118,995           10,000                 -              22,500
General Manager                   1996          106,607                -                 -               7,000

------------------
(1)  Includes cash bonuses in year earned even if paid after the fiscal year end.
(2)  Amounts represent deferred compensation and accrued interest for Mr. Corasanti. See the discussion of Mr.
     Corasanti's employment agreement, below.

         Eugene R. Corasanti has a five-year employment agreement (the "Employment Agreement") with the Company, extending through December 31, 2001. The Employment Agreement provides for Mr. Corasanti to serve as president and chief executive officer of the Company for five years at an annual salary, not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as president and chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined that Mr. Corasanti's base salary will be $320,000 for 1999.

         The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti as described under "Board of Directors Interlocks and Insider Participation; Certain Relationships and Related
Transactions." In 1998, premiums on these policies paid by the Company aggregated approximately $49,000.


STOCK OPTION PLANS

THE 1992 PLAN

         In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

         Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 2,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 1,639,134 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 1,353,593 shares of Common Stock are still exercisable. Options relating to 360,866 shares of Common Stock remain available to be granted.

THE 1983 PLAN

         In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

         No additional options may be granted under the 1983 Plan. Options relating to 1,005,753 shares of Common Stock were granted under the 1983 Plan, of which options for 108,014 shares of Common Stock are still exercisable.


STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director (Messrs. Cone, Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1999) elected, reelected or continuing as a director receives 1,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

         A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 16,500 shares of Common Stock have been granted and options for 6,000 shares are still exercisable. Options relating to 58,500 shares of Common Stock remain available to be granted. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

OPTION GRANTS TABLE

         The following table sets forth, with respect to grants of stock options made during 1998 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1998; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).


                                               OPTION GRANTS IN 1998

                                                                                           Potential Realizable Value
                                                                                            at Assumed Annual Rates
                                                                                                 of Stock Price
                                                                                                 Appreciation for
                                    Individual Grants                                              Option Term
-------------------------------------------------------------------------------------      --------------------------
    (a)                       (b)              (c)            (d)              (e)             (f)          (g)

                           Number of
                           Securities
                           Underlying      % of Total
                            Options      Options Granted  Exercise or
                            Granted      to Employees in   Base Price      Expiration
  Name                        (#)             1998           ($/Sh)            Date           5% ($)      10% ($)
  ----                     ----------    ---------------  -----------      ----------         ------     ---------

Eugene R. Corasanti            50,000             9.83%       21.9375        1/27/08          689,819    1,748,136

                                5,000             0.98%       22.5000        5/19/08           70,751      179,296

William W. Abraham              5,000             0.98%       22.5000        5/19/08           70,751      179,296

Joseph B. Gross                20,000             3.93%       23.2500         5/4/08          292,436      741,090

                                5,000             0.98%       22.5000        5/19/08           70,751      179,296

                               10,000             1.97%       27.2500        11/4/08          171,374      434,295

Robert D. Shallish, Jr.         5,000             0.98%       22.5000        5/19/08           70,751      179,296

Joseph J. Corasanti             5,000             0.98%       22.5000        5/19/08           70,751      179,296

                               25,000             4.92%       20.6875        9/14/08          325,256      824,264



AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

       The following table sets forth, with respect to each exercise of stock options during 1998 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 1998, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 1998, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.


                                      AGGREGATED OPTION EXERCISES IN 1998 AND
                                          DECEMBER 31, 1998 OPTION VALUES

   (a)                              (b)              (c)                   (d)                         (e)

                                                                   Number of Securities     Value of Unexercised In-
                                                                  Underlying Unexercised      the-Money Options at
                                                                  Options at 12/31/98(#)          12/31/98($)(1)
                                                                -------------------------  --------------------------
                                  Shares
                                 Acquired           Value              Exercisable/               Exercisable/
  Name                        on Exercise (#)    Realized ($)         Unexercisable               Unexercisable
  ----                        ---------------    ------------         -------------               -------------
Eugene R. Corasanti                  0                0               305,502/55,000            5,886,640/605,625
William W. Abraham                   0                0               144,051/8,001             2,962,917/114,272
Joseph B. Gross                    5,450            78,244            16,000/67,000              116,000/644,950
Robert S. Shallish                  500             13,960            58,000/28,200             1,129,091/266,800
Joseph J. Corasanti               21,600           297,731            15,300/61,200              121,731/729,487

--------------------
(1)  Assumes $33 per share fair market value on December 31, 1998.


PENSION PLANS

         The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. Eugene R. Corasanti's deferred compensation is not included in the calculation of his retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

         The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension

Plan in addition to the benefits to be received under the Pension Plan. During 1996, Mr. William W. Abraham reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits, as of October 31, 1996.

         As of December 31, 1998, Messrs. E. Corasanti, Abraham, Shallish and J. Corasanti had three, two, nine and six years of credited service, respectively. The first table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service. The benefits listed in the table are not subject to any deduction for Social Security or other offset amounts.

         As of December 31, 1997, the Company acquired Linvatec from BMS. In connection with the acquisition, the Company established a defined Benefit Retirement Plan (the "Linvatec Plan") effective January 1, 1998 which provides the same level of benefits to the Linvatec employees as the BMS plan provided prior to the acquisition. Assets equal to the present value of the accrued benefits of the Linvatec employees were transferred from the BMS plan to the new Linvatec Plan once those figures became available. Participants therefore continue under the new plan as if nothing had changed.

         The Linvatec Plan provides coverage to all employees of the Linvatec group who have attained the age of 18. The Linvatec Plan provides for benefits payable to eligible participants in an amount equal to approximately 2% of five year average earnings less 1/70 of the estimated primary insurance amount multiplied by the years of service rendered not to exceed 40 years. Benefits are fully vested after the participant completes 5 years of service. Upon reaching normal retirement age, generally age 65, participants are entitled to receive vested benefits under the Linvatec Plan in the form of an annuity payable for life, or in some other actuarial equivalent option.

         As of December 31, 1998, Mr. Gross had eleven years of credited service. The second table presents information concerning the annual pension payable under the Linvatec Plan based upon various assumed levels of annual compensation and years of service. The benefits listed in the table are subject to any deduction for Social Security or other offset amounts.


                                                CONMED PENSION PLAN

                                                   Years of Service
                         -------------------------------------------------------------------------------------
       Average
         Pay                15                20                 25                 30                   35
        -----              ----              ----               ----               ----                 ---
      $125,000           $28,125            $37,500            $46,875            $56,250              $65,625
      $150,000            33,750             45,000             56,250             67,500               78,750
      $175,000(1)         36,000             48,000             60,000             72,000               84,000
      $200,000(1)         36,000             48,000             60,000             72,000               84,000
      $225,000(1)         36,000             48,000             60,000             72,000               84,000
      $250,000(1)         36,000             48,000             60,000             72,000               84,000
      $300,000(1)         36,000             48,000             60,000             72,000               84,000
      $400,000(1)         36,000             48,000             60,000             72,000               84,000
      $450,000(1)         36,000             48,000             60,000             72,000               84,000
      $500,000(1)         36,000             48,000             60,000             72,000               84,000

                                                LINVATEC PENSION PLAN

                                                   Years of Service
                         -------------------------------------------------------------------------------------
       Average
         Pay                15                20                 25                 30                   35
        -----              ----              ----               ----               ----                 ---
      $125,000           $33,924            $45,232            $66,540            $67,848              $79,156
      $150,000            41,424             55,232             69,040             82,848               96,656
      $175,000(1)         44,424             59,232             74,040             88,848              103,656
      $200,000(1)         44,424             59,232             74,040             88,848              103,656
      $225,000(1)         44,424             59,232             74,040             88,848              103,656
      $250,000(1)         44,424             59,232             74,040             88,848              103,656
      $300,000(1)         44,424             59,232             74,040             88,848              103,656
      $400,000(1)         44,424             59,232             74,040             88,848              103,656
      $450,000(1)         44,424             59,232             74,040             88,848              103,656
      $500,000(1)         44,424             59,232             74,040             88,848              103,656

------------
(1)  1998 statutory  limits are $130,000 for straight life annuity  benefit payable at age 65 and $160,000 for annual compensation taken into account in determining average pay.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Board of Directors, pursuant to the terms of the Employment Agreement, establishes the annual salary of Eugene R. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee is presently composed of Bruce F. Daniels, William D. Matthews and Robert E. Remmell. The Stock Option Committee is presently composed of Bruce F. Daniels, Robert E. Remmell and Stuart J. Schwartz.

         The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company's President and Chairman ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors to determine a higher salary in its discretion.

         In 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.56 per diluted share. In 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and the business and substantially all of the assets of The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $0.94 per diluted share. In 1996, the Company acquired the business and substantially all of the assets of New Dimensions In Medicine, Inc. in a

$34.9 million purchase transaction and continued to increase the level of net income to $16.3 million, or $1.12 per diluted share.

         In the light of the foregoing  matters,  on November 4, 1996, the Board
of  Directors  approved  Mr.  Corasanti's  current  employment  agreement,   for
employment from January 1, 1997 through December 31, 2001.

         In 1997, the Company continued to integrate its completed acquisitions, recording then record revenues of $138.2 million. The Company also completed two additional acquisitions to nearly triple the Company's size -- the acquisition of a surgical suction instrument and tubing product line from the Davol subsidiary of C.R. Bard, Inc. for a cash purchase price of $24 million and the acquisition of Linvatec and certain related assets from BMS for a cash purchase price of $370 million (plus the assumption of net liabilities totalling approximately $16.6 million) and the issuance of a warrant to purchase one million shares of the Company's Common Stock at a warrant exercise price of $34.23. For 1997, excluding unusual charges related to the acquisition of Linvatec and the closure of the Company's Dayton, Ohio manufacturing facility, the Company had net income of $17 million, or $1.12 per diluted share.

         In 1998, the Company continued to integrate its completed acquisitions, again recording record revenues of $336.4 million. The Company, through its wholly owned subsidiary Linvatec, acquired an arthroscopic fluid control product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $17.5 million. For 1998, excluding a one-time charge in connection with the refinancing of the Company's credit facility, the Company had net income of $19.4 million, or $1.26 per diluted share. The Company's stock price has increased from $7.22 on December 31, 1992 to $33 on December 31, 1998. In light of these factors, the Board of Directors awarded Mr. Corasanti 1998 base salary compensation of $312,277.

         The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in 1998, the Company granted each of the Company's executive officers, including Eugene R. Corasanti, stock options.

         Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted 55,000 stock options to Eugene R. Corasanti in 1998. In 1998, the Committee granted 174,500 options to executive officers.

         The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 1998 will exceed the limits for deductibility.

In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors               Compensation Committee   Stock Option Committee
------------------               ----------------------   ----------------------

Eugene R. Corasanti, Chairman    Bruce F. Daniels         Bruce F. Daniels
Joseph J. Corasanti              William D. Matthews      Robert E. Remmell
Bruce F. Daniels                 Robert E. Remmell        Stuart J. Schwartz
William D. Matthews
Robert E. Remmell
Stuart J. Schwartz


BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's Board of Directors, which is presently composed of Eugene
R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert
E. Remmell and Stuart J. Schwartz, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the President and Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the Executive Vice President/General Manager of the Company, also serves as an officer of several of the Company's subsidiaries and is the son of Eugene R. Corasanti. Robert E. Remmell is the Assistant Secretary of the Company and also serves as an officer of several of the Company's subsidiaries.

         The Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 1998 were approximately $49,000. Of such premiums, an aggregate of approximately $4,200 has been reflected as compensation to Mr. Corasanti. The remaining amount of $44,800 is being treated by the Company as a loan to Mr. Corasanti. At December 31, 1998, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $453,000. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

         Robert E. Remmell, Assistant Secretary, director and shareholder of the Company and an officer of several of the Company's subsidiaries, is a partner of Steates Remmell Steates & Dziekan, the Company's corporate counsel. The Company paid approximately $7,400 to Steates Remmell Steates & Dziekan in 1998.

         The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA and Chubb Insurance Company covering the period from January 31, 1999 through January 31, 2000 at a total cost of $175,000, which covers directors and officers of the Company and its subsidiaries.

PERFORMANCE GRAPH

         The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG CONMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
           AND THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX

                       12/93     12/94     12/95     12/96    12/97      12/98
                       -----     -----     -----     -----    -----      -----

CONMED                  100       281       529       434       556       699
CORPORATION

NASDAQ STOCK            100        98       138       170       209       293
MARKET (U.S.)

S&P HEALTH CARE         100       119       200       230       287       413
(MEDICAL PRODUCTS
& SUPPLIES)

                 *$100 INVESTED ON 12/31/93 IN STOCK OR INDEX -
                  INCLUDING REINVESTMENT OF DIVIDENDS.
                  FISCAL YEAR ENDING DECEMBER 31.

                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated as independent accountants for 1999, and the Board has approved the recommendation.

         Unless otherwise specified, shares represented by proxies will be voted for the appointment of PricewaterhouseCoopers LLP as independent accountants for 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 1999.

         The Board of Directors recommends a vote FOR this proposal.

         PROPOSAL THREE: ADOPTION OF 1999 LONG-TERM INCENTIVE STOCK PLAN

         The Board of Directors adopted the Company's 1999 Long-Term Incentive Plan (the "1999 LTIP") on March 3, 1999, subject to the approval of shareholders. The Board of Directors believes that the Company's long-term financial interests, including its growth and performance, are dependent upon its ability to attract and retain employees and consultants of outstanding ability. The 1999 LTIP will provide the Company an opportunity to encourage selected employees and consultants and employees and consultants of its subsidiaries to acquire an ownership interest in the Company and will help align their economic interests directly with those of the Company's shareholders. The 1999 LTIP will also provide the Company with flexibility to offer, in line with competitive practices, compensation packages to selected candidates whose contributions and skills are important to its long-term success. The present executive officers of the Company are potential beneficiaries under the 1999 LTIP. The Company historically has declined to reprice options as a matter of policy. This policy has been incorporated into the 1999 LTIP to ensure that the interests of employees and consultants who receive options will continue to be closely tied to the long-term performance of the Company. The following summary of the principal terms of the 1999 LTIP is qualified in its entirety by reference to the complete text of the 1999 LTIP set forth in Exhibit A to this Proxy Statement.

         General. Under the 1999 LTIP, the Company may grant employees or consultants stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), performance shares and restricted stock (collectively, the "awards"). The 1999 LTIP is administered by the Stock Option Committee (the "Committee" or the "Stock Option Committee"), which is authorized to select employees of the Company and its subsidiaries and consultants to receive awards, determine the type, size and terms of awards to be made, determine the number of shares of Common Stock or share units subject to any award and determine the other terms and conditions of such awards to the extent not provided for in the 1999 LTIP. The Committee also has the authority to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Subject to limits it may establish, the Committee may delegate such authority with respect to employees other than those considered to be Covered Employees under the 1999 LTIP (including the Chief Executive Officer and employees whom the Committee considers likely to be among the four most other highly compensated executive officers for the year in which an award is made or payable) and other employees who are subject to Section 16 of the Exchange Act.

         All employees of the Company and its subsidiaries and certain consultants who have entered into consultancy agreements with the Company or any subsidiary who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Stock Option Committee, are eligible to receive awards under the 1999 LTIP. The Stock Option Committee may also deem other Company or subsidiary employees and consultants eligible to receive awards of nonstatutory options under the 1999 LTIP. While such criteria are subjective in nature, the Company currently estimates that approximately 110 employees and consultants are likely to be eligible to receive awards each year under the 1999 LTIP.

         It is not possible to determine the benefits or amounts to be received under the 1999 LTIP because all amounts to be received will be based solely on future performance.

         The maximum aggregate number of shares of Common Stock which are available for the grant of awards under the 1999 LTIP shall not exceed 1,000,000 shares of Common Stock, adjusted for any stock dividend or split, recapitalization, merger or any similar change. Notwithstanding the foregoing, in no event shall more than 400,000 shares of Common Stock (subject to adjustment in accordance with the preceding sentence) be available for the issuance of Common Stock pursuant to performance shares and restricted stock awards.

         On March 31, 1999, the closing price of the Common Stock on the Nasdaq Stock Market was $31 per share.

         Stock Options. Stock options entitle the holder to purchase shares of Common Stock at a per share price determined by the Stock Option Committee which price will not be less than the closing price of Common Stock on the Nasdaq Stock Market (or, if applicable, on the principal securities exchange on which such shares of Common Stock are traded) on the date of grant ("Fair Market Value"). Stock options will be exercisable for such period as is determined by the Stock Option Committee, but in no event may options be exercisable after 10 years from the date of grant. The Stock Option Committee may permit an employee or a consultant who has received a grant of nonstatutory stock options to transfer the options, subject to such terms and conditions specified by the Stock Option Committee, to the employee's or consultant's spouse and issue (including adopted and step-children) or to a trust for the benefit of the employee or consultant and such family members. No employee or consultant may receive stock option grants under the Plan for more than 200,000 shares of Common Stock in any 12 month period.

         Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for Federal income tax purposes and the Company will not be entitled to any deduction. If the Common Stock acquired upon exercise is not disposed of within the one-year period beginning on the date of the transfer of the Common Stock to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the Common Stock is disposed of within the one-year or two-year periods referred to above, the optionee will realize ordinary income at the time of disposition in an amount equal to the excess of the Fair Market Value of the Common Stock on the date of exercise (or, if less, the net proceeds of the disposition) over the exercise price, and the Company will be entitled to a corresponding deduction.

         Upon the grant of a nonstatutory option, no income will be realized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the optionee will realize ordinary income in the amount by which the Fair Market Value of the Common Stock at the time of exercise exceeds the exercise price, and the Company will be entitled to a corresponding deduction. The Stock Option Committee may permit an optionee to satisfy the Company's obligation to withhold required taxes upon the exercise of a nonstatutory option by having the Company retain the number of shares of Common Stock, the Fair Market Value of which is equal to the required withholding amount.

         Performance Shares. Performance share awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The number of shares of Common Stock or share units to which the holder is entitled is based upon performance conditions of the Company over a performance period (which in no event may be less than twelve months) as determined by the Stock Option Committee. Performance share awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Stock Option Committee will determine whether performance shares granted in the form of share units shall be paid in cash, Common Stock or a combination thereof.

         Awards of performance shares to the Chief Executive Officer and the employees whom the Stock Option Committee considers likely to be among the four most highly compensated executive officers for the year in which an award is made or payable shall, except to the extent determined otherwise by the Stock Option Committee, be subject to performance conditions. The conditions must be established within 90 days after the start of the performance period and be based on the achievement by the Company or, if applicable, a business unit of a specified target operating or net income, earnings per share, return on assets, return on equity, any combination of the foregoing, or on the achievement of a targeted shareholder return. The Stock Option Committee may reduce or eliminate an award of performance shares to such officers, notwithstanding the achievement of a specified target. The maximum number of performance shares subject to any award under the Plan to such an officer is 200,000 for each twelve months during the performance period; to the extent the award is paid in cash, the maximum is the cash value of such shares at the closing price on the Common Stock's last trading day on the Nasdaq Stock Market or, if applicable, the principal securities exchange on which such shares of Common Stock are traded during the period. If such an officer terminates employment for any reason during the period, the award will be payable to the extent determined by the Stock Option Committee if the performance conditions are achieved.

         Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted under the Plan to provide holders of options granted under the Plan with an alternative method of realizing the benefits of those options. Upon exercise of a SAR and surrender of the related option, the Company will pay to the holder of the SAR an amount equal to 100%, or such lesser percentage as the Committee may determine, of the excess of (a) the fair market value of the shares of Common Stock subject to the related option on the date the SAR is exercised over
(b) the exercise price for those shares of Common Stock (the "spread"). This amount is payable by the Company at the time of exercise in cash, in shares of Common Stock, or in any combination of cash and shares of Common Stock, as determined by the Committee. SARs may be exercised only at a time and to the same extent as the related option is exercisable. Upon exercise of a SAR, the holder of the SAR must surrender, unexercised, the related option or any applicable portion thereof.

         Restricted Stock. Restricted stock awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. Restricted stock awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Stock Option Committee will determine whether restricted stock granted in the form of share units shall be paid in cash, Common Stock or a combination thereof. The conditions and the length of the period for vesting of restricted stock awards are established by the Stock Option Committee at the time of grant. A restricted period of not less than three years shall apply to all Common Stock or share units subject to restricted stock awards, except that a restricted period of less than three years may apply to such grants with respect to up to ten percent (10%) of the total shares of Common Stock available for the grant of awards under the Plan.

         Change in Control. In the event of a "Change in Control" (as defined in the Plan), (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares granted in the form of shares of Stock or share units shall be deemed to be earned in full, (iv) all performance shares granted in the form of share units shall be paid in cash, and
(v) stock options and SARs that are not exercisable in full shall be deemed fully exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Stock Option Committee at such time. The Stock Option Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

         Consistent with the Company's past practices in respect of awards under the 1983 Plan and the 1992 Plan, the 1999 LTIP expressly prohibits the repricing of any of the options or stock appreciation rights that may be granted under the 1999 LTIP, except pursuant to adjustments of and changes in the Common Stock, all as more fully described in Section 16 of the 1999 LTIP.

         The 1999 LTIP or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary for the 1999 LTIP to continue to comply with Rule 16b-3 under the Exchange Act. Unless terminated earlier by the Board of Directors, the term of the 1999 LTIP will expire on December 31, 2008.

         The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for adoption of the 1999 LTIP.

         The Board of Directors recommends a vote FOR this proposal.

          PROPOSAL FOUR: INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

         On March 3, 1999, the Board of Directors authorized and approved, subject to shareholder approval, an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), increasing the number of authorized shares of Common Stock to 100,000,000. It is contemplated that, if the proposed amendment is approved by the Company's shareholders, a Certificate of Amendment will be filed in accordance with the laws of the State of New York so as to become effective as soon as practicable thereafter.

         Of the 40,000,000 shares of Common Stock currently authorized, as of March 31, 1999 there were 15,201,913 shares issued and outstanding. In addition, 1,441,866 shares were reserved for issuance pursuant to the Company's existing stock option plans and the warrant issued to BMS in connection with the acquisition of Linvatec. If the 1999 Plan is adopted at the Annual Meeting as proposed, an additional 1,000,000 shares of Common Stock would be reserved for issuance under the 1999 Plan.

         The Board of Directors believes it to be in the best interests of the Company and its shareholders to have additional Common Stock authorized which would be available for issuance for general corporate purposes, including raising capital to support business expansion, stock splits, stock dividends, acquisitions, benefit plans or other developments which might make its issuance desirable. For example, the Company effected three-for-two stock splits in the form of stock dividends on December 27, 1994 and November 30, 1995 (issuing an aggregate of 6,680,000 shares of Common Stock). The Company believes that stock splits or stock dividends broaden the market for, and the liquidity of, the Company's Common Stock. In addition, the Company issued 1,590,000 shares of Common Stock in March 1995 in the acquisition of Birtcher Medical Systems, Inc. and issued 3,852,000 shares of Common Stock in March 1996 in a registered public offering to reduce indebtedness incurred in connection with the Company's acquisitions. The Company issued substantial indebtedness to finance the Linvatec acquisition. Additional authorized Common Stock would be available for issuances in registered public offerings to reduce such indebtedness. The issuance of additional shares of Common Stock could also be used to impede an unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company or its shareholders. The availability of additional Common Stock as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company. If authorization of any increase in the Common Stock is postponed until a specific need arises, the delay and expense incident to obtaining approval of shareholders at that time could impair the Company's ability to meet its objectives. The Company does not now have any agreement, understanding, arrangement or commitment which would result in the issuance of any of the additional shares to be authorized (other than pursuant to stock options and the Linvatec warrant) and no assurance can be given at this time that additional shares will, or as to the circumstances under which such shares might, in fact be issued. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares unless applicable laws or regulations or the rules of the Nasdaq National Market or of any stock exchange on which the Company's securities may then be listed require such approval.

         The additional shares authorized by the proposed amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Holders of the Company's shares have no preemptive rights and, accordingly, existing shareholders would not have any preferential right to purchase any of the additional shares when issued. Issuance of such shares, depending upon the type of transaction in which the shares are issued, could have a dilutive effect on the equity and earnings per share attributable to present shareholders. Should this Proposal and also Proposal 3 be passed at the Annual Meeting, the Company will have 83,356,221 shares of Common Stock and 500,000 shares of Preferred Stock unissued and not reserved for issuance.

         The proposed amendment would amend the first paragraph of Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

                  FOURTH. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 100,500,000, of which 100,000,000 shares of the par value of $.01 per share shall be designated as Common Stock ("Common Stock"), and 500,000 shares of the par value of $.01 per share shall be designated as Preferred Stock ("Preferred Stock").

         Language deleted by the proposed amendment has been crossed out and language added by the proposed amendment has been underlined. The rest of Article FOURTH will remain unchanged.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary for approval of the proposed amendment to the Certificate of Incorporation.

         The Board of Directors unanimously recommends a vote FOR this proposal.


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any shareholder desiring to present a proposal to the shareholders at the 2000 Annual Meeting, which currently is expected to be scheduled on or about May 16, 2000, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 11, 1999. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 2000 Annual Meeting or to propose nominees for election as directors at the 2000 Annual Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED
Corporation,  310 Broad  Street,  Utica,  New York 13501  (Telephone  (315) 797-
8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section
1.13 of the Company's By-laws and to be considered timely, notice of a proposal must be received by the Company between February 16, 2000 and March 17, 2000.

                                   By Order of the Board of Directors,

                                           Thomas M. Acey
                                                Secretary

April 16, 1999

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